U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

Moullet                         Barry                   B.
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   (Last)                           (First)             (Middle)

5900 LAKE ELLENOR DRIVE
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                                    (Street)

ORLANDO                         FLORIDA                 32859-3330
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   (City)                           (State)              (Zip)

DARDEN RESTAURANTS, INC.  (DRI)
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2.   Issuer Name and Ticker or Trading Symbol



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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Statement for Month/Year

4/2002
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

SENIOR VICE PRESIDENT
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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

Common Stock                          04/12/02       M               7,500       A      $ 8.50
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Common Stock                          04/12/02       M               7,835       A      $ 9.00
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Common Stock                          04/12/02       M               3,334       A      $ 9.00
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Common Stock                          04/12/02       S               7,835       D      $40.25
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Common Stock                          04/12/02       S               3,334       D      $40.25
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                                                                                                 1
Common Stock                          04/12/02       S               7,500       D      $40.25   21,697         D
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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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

Stock Option                                                                   Common
(right to buy)      $8.50    04/12/02 M               7,500  09/19/99 09/19/06 Stock     7,500            0         D
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Stock Option                                                                   Common
(right to buy)      $9.00    04/12/02 M               7,835  06/17/99 06/17/07 Stock     7,835            0         D
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Stock Option                                                                   Common
(right to buy)      $9.00    04/12/02 M               3,334  06/17/99 06/17/07 Stock     3,334            0         D
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
Explanation of Responses:
1 The prices and amounts of securities reported in this Form 4 for transactions occurring during April 2002 have not been adjusted to reflect Darden's 3-for-2 stock split in the form of a 50% share dividend that was payable on May 1, 2002. Prices and amounts of securities will be adjusted to reflect the 3-for-2 split in the next Form 4 or Form 5 to be filed for the reporting person covering transactions occurring on or after May 1, 2002.

         /s/ Douglas E. Wentz                                   5/9/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

        BY:  DOUGLAS E. WENTZ, Attorney-in-fact

        BARRY MOULLET
        5900 LAKE ELLENOR DRIVE
        P.O. BOX 593330
        ORLANDO, FLORIDA  32859-3330
        DARDEN RESTAURANTS, INC. (DRI)
        4/2002

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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